================================================================================
                                                                    Exhibit 99.1


[GRAPHIC OMITTED]
     OCWEN                                     Ocwen Financial Corporation(R)
================================================================================

  FOR IMMEDIATE RELEASE          FOR FURTHER INFORMATION CONTACT:
                                       Robert J. Leist, Jr.
                                       Vice President & Chief Accounting Officer
                                       T: (561) 682-7958
                                       E: rleist@ocwen.com
                                          ----------------


                      OCWEN FINANCIAL CORPORATION ANNOUNCES
                       FOURTH QUARTER AND 2004 NET INCOME

West Palm Beach, FL - (January 27, 2005) Ocwen Financial Corporation (NYSE:OCN) today reported net income for the fourth quarter of 2004 of $4.1 million or $0.07 per share compared to net income of $4.5 million or $0.07 per share for the fourth quarter of 2003. For the year ended December 31, 2004 the Company reported net income of $59.2 million or $0.90 per share as compared to $4.8 million or $0.07 per share in the same period in 2003. Net income for 2004 includes a net tax benefit of $30.8 million, primarily reflecting the partial reversal of the deferred tax asset valuation allowance that was established in prior years. Pre-tax income in 2004 was $28.2 million as compared to $5.0 million last year.

Chairman and CEO William C. Erbey stated, "We are pleased to report pre-tax operating income in 2004 of $28.2 million, a $23.2 million increase over our results in 2003. Our results are particularly gratifying because we succeeded in diversifying our sources of income through the growth of our smaller core businesses, partially offsetting a decrease in earnings from our Residential Loan Servicing business, which faced substantial challenges from low interest rates and very high prepayment speeds during 2004. We also achieved pre-tax income in our non-core and corporate segments as compared to losses in these segments last year. Among the highlights worthy of note in 2004 are the following:
     o Aggregate pre-tax income in our core businesses was $25.1 million in 2004 as compared to $27.9 million in 2003, a decline of only 10%, notwithstanding a 49% decline in 2004 pre-tax income in Residential Loan Servicing.
     o Our Commercial Servicing business, which includes of our GSS joint venture with Merrill Lynch that commenced in 2003, reported pre-tax income of $0.6 million in 2004 as compared to a loss of $(4.2) million last year.
     o Our non-core businesses reported aggregate pre-tax income of $2.3 million as compared to a loss of $(10.1) million in 2003
     o Our Corporate sector reflected pre-tax income of $0.8 million as compared to a loss of $(12.8) million in 2003.

We continued to reduce our exposure to non-core assets, which stood at $67.7 million as of December 31, 2004 as compared to $182.3 million last year, a decline of 63%. This reduction includes the sale in the fourth quarter of our largest commercial asset, which had a book value of $44 million. Of the remaining balance, $39.5 million or 58% consists of our subprime residual securities trading portfolio, which continues to generate positive cash flow and interest earnings.

As we previously announced, we have filed an application with the OTS to turn in the thrift charter of Ocwen Federal Bank ("OFB"). This change, if approved, will remove certain limits on our ability to grow our Residential Servicing business. As an integral part of this change, we are continuing our efforts to secure new sources of financing to replace the deposits that would be sold in connection with turning in the thrift charter.

We are also pleased at the progress we are making in expanding the range and scope of our mortgage origination services. On December 31, 2004, we enhanced our ability to provide mortgage fulfillment and due diligence services through the purchase of a due diligence operation, including staff, facilities and systems, from a major Wall Street mortgage conduit, and simultaneously entered into a one year renewable contract to provide them these services. We believe this acquisition, together with our existing origination services capabilities, will provide meaningful growth opportunities in the future.

Overall we have achieved positive results in 2004 in the face of significant external challenges, and we believe we are well positioned to benefit from increases in interest rates, and from an eventual decrease in mortgage pre-payment speeds."

Ocwen Financial Corporation
Fourth Quarter Results
January 27, 2005


The Residential Loan Servicing business reported pre-tax income of $2.1 million in the fourth quarter of 2004 vs. $5.2 million in the 2003 fourth quarter. For 2004, pre-tax income was $15.8 million as compared to $31.0 million in 2003. These results reflect the continuing pressures from low interest rates and rising prepayment speeds in our portfolio. Operating expenses increased in 2004 as compared to 2003, reflecting costs associated with our property management contract with the United States Department of Veteran's Affairs and as a result of reassuming, in the fourth quarter of 2003, certain collection activities that had been performed by outside parties. As a result of high prepayment rates, as well as reduced purchases of servicing rights, our servicing portfolio has declined somewhat since the end of 2003. As of December 31, 2004, we were the servicer of approximately 320 thousand loans with an unpaid principal balance
(UPB) of $34.5 billion, as compared to approximately 360 thousand loans and $37.7 billion of UPB at December 31, 2003.

Our other core businesses reported aggregate pre-tax income of $1.8 million in the fourth quarter of 2004 as compared to pre-tax income of $0.3 million in the fourth quarter of 2003. For the year ended December 31, 2004, these businesses reported aggregate pre-tax income of $9.3 million as compared to a loss of $(3.1) million in the same period of 2003. These improvements primarily reflect improvements in the results of OTX and Commercial Servicing.

Our non-core businesses recorded aggregate pre-tax income of $2.0 million for the fourth quarter as compared to pre-tax income of $2.2 million in the same period last year. In 2004, these businesses reported aggregate pre-tax income of $2.3 million as compared to a pre-tax loss of $(10.1) million in 2003.

The Corporate Segment reported a pre-tax loss of $(1.0) million in the fourth quarter of 2004 as compared to a loss of $(3.3) million in the same period last year. For the year, Corporate generated pre-tax income of $0.8 million as compared to a loss of $(12.8) million last year. Corporate results for 2004 include interest income on federal income tax return claims of $0.4 million and $6.9 million for the quarter and year to date periods, respectively.

Results for 2004 include a net income tax benefit of $30.8 million. This benefit is primarily due to the reversal of $37.0 million of the valuation allowance on deferred tax assets that had been provided in prior years. This allowance was reduced as a result of refund claims of $37.0 million filed with the IRS that reduced our deferred tax asset as of December 31, 2004 and increased our receivable balances by the same amount. The tax benefit is net of $6.2 million of tax expense; primarily representing estimated federal taxes on 2004 earnings.

In summary, pre-tax income in 2004 increased by $23.2 million as compared to 2003, and non-core assets were reduced by 63% during the year.


Ocwen Financial Corporation is a diversified financial services holding company with headquarters in West Palm Beach, Florida and operations in Canada, China, Germany, India, Japan and Taiwan. Ocwen Financial Corporation is engaged in a variety of businesses related to residential and commercial mortgage servicing, real estate asset management, asset recovery, business process outsourcing and the marketing and sales of technology solutions to third parties. Ocwen Financial Corporation is a global leader in customer service excellence as a result of our company-wide commitment to quality, integrity and accountability. Additional information about Ocwen Financial Corporation is available at www.ocwen.com.


This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, interest rates and the impact of changes in interest rates and prepayment speeds on our Residential Loan Servicing business, the impact of actions that may result in our no longer being a thrift holding company, the adequacy of our liquidity position and the outlook on reduction in non-core assets. Forward-looking statements are not guarantees of future performance, and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially.

Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the following: general economic and market conditions, prevailing interest or currency exchange rates, governmental regulations and policies, international political and economic uncertainty, availability of adequate and timely sources of liquidity, uncertainty related to dispute resolution and litigation, federal income tax rates, recognition of deferred tax credits and real estate market conditions and trends, as well as other risks detailed in OCN's reports and filings with the Securities and Exchange Commission, including its periodic report on Form 10-K for the year ended December 31, 2003 and its reports on Form 10-Q for the periods ended March 31, 2004, June 30, 2004 and September 30, 2004. The forward-looking statements speak only as of the date they are made and should not be relied upon. OCN undertakes no obligation to update or revise the forward-looking statements.

Ocwen Financial Corporation
Fourth Quarter Results
January 27, 2005


                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (Dollars in thousands, except share data)

                                                                               Three Months                   Twelve Months
-----------------------------------------------------------------      ----------------------------    ----------------------------
For the periods ended December 31,                                         2004            2003            2004            2003
-----------------------------------------------------------------      ------------    ------------    ------------    ------------
Revenue
  Servicing and related fees .......................................   $     37,072    $     38,041    $    152,382    $    139,744
  Vendor management fees ...........................................         14,225           8,121          54,666          29,842
  Gain (loss) on trading and match funded securities, net ..........         (2,226)            420            (537)          3,344
  Valuation gains (losses) on real estate ..........................         (1,120)           (734)         (5,110)         (7,430)
  Gain (loss) on sales of real estate ..............................          1,705              57           1,556             466
  Operating income (loss) from real estate .........................           (412)          1,666             605           5,128
  Gain (loss) on debt repurchases ..................................             --              --              --            (445)
  Other income .....................................................          2,865           1,300          19,465           6,848
                                                                       ------------    ------------    ------------    ------------
    Non-interest revenue ...........................................         52,109          48,871         223,027         177,497
                                                                       ------------    ------------    ------------    ------------

  Interest income ..................................................          8,121           6,296          23,676          24,122
  Interest expense .................................................          8,325           9,162          30,364          38,716
                                                                       ------------    ------------    ------------    ------------
    Net interest income (expense) before provision for loan losses .           (204)         (2,866)         (6,688)        (14,594)
  Provision for loan losses ........................................           (969)            (14)         (1,881)         (2,684)
                                                                       ------------    ------------    ------------    ------------
    Net interest income (expense) after provision for loan losses ..            765          (2,852)         (4,807)        (11,910)
                                                                       ------------    ------------    ------------    ------------
     Total revenue .................................................         52,874          46,019         218,220         165,587
                                                                       ------------    ------------    ------------    ------------

Non-interest expense
  Compensation and employee benefits ...............................         23,054          19,716          87,284          72,221
  Occupancy and equipment ..........................................          3,934           4,391          15,933          13,159
  Technology and communication costs ...............................          6,574           6,544          26,049          21,121
  Loan expenses ....................................................          6,739           3,416          27,313          14,252
  Loss (gain) on investments in affordable housing properties ......            (76)            (34)           (255)            285
  Professional services and regulatory fees ........................          5,563           4,200          23,589          26,054
  Other operating expenses .........................................          2,178           3,386          10,069          10,409
                                                                       ------------    ------------    ------------    ------------
    Non-interest expense ...........................................         47,966          41,619         189,982         157,501
                                                                       ------------    ------------    ------------    ------------

Distributions on Capital Securities ................................             --              --              --           3,058
                                                                       ------------    ------------    ------------    ------------

Income (loss) before minority interest and income taxes ............          4,908           4,400          28,238           5,028
Minority interest in net income (loss) of subsidiaries .............           (112)           (184)           (162)           (492)
Income tax expense (benefit) .......................................            938             130         (30,841)            748
                                                                       ------------    ------------    ------------    ------------
    Net income (loss) ..............................................   $      4,082    $      4,454    $     59,241    $      4,772
                                                                       ============    ============    ============    ============

Earnings (loss) per share
  Basic ............................................................   $       0.07    $       0.07    $       0.90    $       0.07
  Diluted ..........................................................   $       0.06    $       0.07    $       0.84    $       0.07

Weighted average common shares outstanding
  Basic ............................................................     62,733,630      67,222,211      65,811,697      67,166,888
  Diluted ..........................................................     63,879,194      68,446,366      73,197,255      68,063,873

Ocwen Financial Corporation
Fourth Quarter Results
January 27, 2005


                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                    (Dollars in thousands, except share data)

                                                                                            December 31,   December 31,
                                                                                                2004           2003
                                                                                            ------------   ------------
Assets
  Cash and amounts due from depository institutions .....................................   $    171,645   $    229,606
  Interest earning deposits .............................................................        116,206            324
  Trading securities, at fair value:
     Investment grade ...................................................................         86,215          6,679
     Subordinates and residuals .........................................................         39,527         42,841
  Real estate ...........................................................................         18,732        103,943
  Affordable housing properties .........................................................          5,641          7,410
  Loans, net ............................................................................          3,792         28,098
  Match funded assets ...................................................................        280,760        130,087
  Premises and equipment, net ...........................................................         37,440         41,943
  Advances on loans and loans serviced for others .......................................        240,430        374,769
  Mortgage servicing rights .............................................................        131,409        166,495
  Receivables ...........................................................................        122,069         74,315
  Other assets ..........................................................................         72,144         33,608
                                                                                            ------------   ------------
     Total assets .......................................................................   $  1,326,010   $  1,240,118
                                                                                            ============   ============

Liabilities and Stockholders' Equity
  Liabilities
    Deposits ............................................................................   $    301,299   $    446,388
    Escrow deposits .....................................................................        125,977        116,444
    Match funded liabilities ............................................................        244,327        115,394
    Lines of credit and other secured borrowings ........................................         50,612        150,384
    Debt securities .....................................................................        231,249         56,249
    Accrued interest payable ............................................................          6,173          4,789
    Accrued expenses, payables and other liabilities ....................................         33,218         31,926
                                                                                            ------------   ------------
     Total liabilities ..................................................................        992,855        921,574
                                                                                            ------------   ------------

  Minority interest in subsidiaries .....................................................          1,530          1,286

  Stockholders' Equity
   Common stock, $.01 par value; 200,000,000 shares authorized: 62,739,478 and
     67,467,220 shares issued and outstanding at December 31, 2004 and December 31, 2003,
      respectively ......................................................................            627            675
   Additional paid-in capital ...........................................................        181,336        225,559
   Retained earnings ....................................................................        149,650         90,409
   Accumulated other comprehensive income (loss), net of taxes ..........................             12            615
                                                                                            ------------   ------------
       Total stockholders' equity .......................................................        331,625        317,258
                                                                                            ------------   ------------
         Total liabilities and stockholders' equity .....................................   $  1,326,010   $  1,240,118
                                                                                            ============   ============

Ocwen Financial Corporation
Fourth Quarter Results
January 27, 2005


Pre-Tax Income (Loss) by Business Segment
                                                                      Three Months                Twelve Months
                                                                ------------------------    ------------------------
    For the periods ended December 31,                             2004          2003          2004          2003
    -------------------------------------------------------     ----------    ----------    ----------    ----------
    (Dollars in thousands)
    Core businesses
      Residential Loan Servicing ............................   $    2,050    $    5,235    $   15,814    $   31,043
      OTX ...................................................       (1,492)       (3,195)       (3,862)      (11,520)
      Ocwen Realty Advisors .................................        1,454         1,666         6,466         5,432
      Ocwen Recovery Group ..................................          918         1,878         3,916         5,300
      Business Process Outsourcing ..........................          414           886         2,205         1,893
      Commercial Servicing ..................................          512          (928)          573        (4,204)
                                                                ----------    ----------    ----------    ----------
                                                                     3,856         5,542        25,112        27,944
                                                                ----------    ----------    ----------    ----------
    Non-core businesses
      Commercial Assets .....................................         (112)         (707)       (5,008)       (9,399)
      Affordable Housing ....................................         (209)       (1,280)       (3,256)       (4,888)
      Subprime Finance ......................................        2,325         4,168        10,568         4,188
                                                                ----------    ----------    ----------    ----------
                                                                     2,004         2,181         2,304       (10,099)
                                                                ----------    ----------    ----------    ----------
    Corporate Items and Other ...............................         (952)       (3,323)          822       (12,817)
                                                                ----------    ----------    ----------    ----------
    Income (loss) before minority interest and income taxes..   $    4,908    $    4,400    $   28,238    $    5,028
                                                                ==========    ==========    ==========    ==========


Non-Core Assets
                                                                                           December 31,   December 31,
    (Dollars in thousands)                                                                     2004           2003
                                                                                           ------------   ------------
    Loans, net
       Affordable housing .............................................................    $      3,198   $      6,545
       All other ......................................................................             594         21,553
    Real estate .......................................................................          18,732        103,943
    Subordinates, residuals and other trading securities...............................          39,527         42,841
    Affordable housing properties .....................................................           5,641          7,410
                                                                                           ------------   ------------
       Total non-core assets ..........................................................    $     67,692   $    182,292
                                                                                           ============   ============